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                                                                   Exhibit 99.2


                        JOINT PROXY STATEMENT/PROSPECTUS

                                                               November 23, 1998

                                      LOGO

Dear DataWorks Stockholder:

     As you may be aware, DataWorks Corporation, a Delaware corporation ("DataWorks"), and Platinum Software Corporation, a Delaware corporation ("Platinum"), have entered into an Agreement and Plan of Reorganization dated as of October 13, 1998, as amended as of October 30, 1998 (the "Reorganization Agreement"), providing for the acquisition of DataWorks by Platinum (the "Merger"). The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus. A special meeting of the stockholders of DataWorks will be held at 5910 Pacific Center Boulevard, Suite 300, San Diego, CA 92121 on December 23, 1998 at 10:00 a.m. local time.

     At the DataWorks Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Reorganization Agreement and approve the Merger.

     After careful consideration, the Board of Directors of DataWorks has unanimously approved the Reorganization Agreement and the Merger, and has concluded they are fair to, and in the best interests of, DataWorks and its stockholders. The DataWorks Board unanimously recommends that you vote in favor of the adoption and approval of the Reorganization Agreement and approval of the Merger.

     In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the proposal to be voted upon at the DataWorks Special Meeting and a Proxy Card. The Joint Proxy Statement/ Prospectus more fully describes the proposed transaction and the proposal before the DataWorks stockholders.

     All DataWorks stockholders are cordially invited to attend the DataWorks Special Meeting in person. If you attend the DataWorks Special Meeting, you may vote in person even though you have previously returned your completed proxy card.

     WHETHER OR NOT YOU PLAN TO ATTEND THE DATAWORKS SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF DATAWORKS COMMON STOCK. THEREFORE, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PLEASE DO NOT SEND THE STOCK CERTIFICATE(S) REPRESENTING YOUR DATAWORKS COMMON STOCK AT THIS TIME.

     YOUR VOTE IS IMPORTANT -- PLEASE RETURN YOUR PROXY CARD PROMPTLY.

                                              Sincerely,

                                              Stuart W. Clifton
                                              Chairman of the Board, President
                                              and
                                              Chief Executive Officer